Exhibit 99

              Dillard's, Inc. Reports June Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 7, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended July 2, 2005 were $630,340,000 compared to sales for the five weeks ended July 3, 2004 of $630,271,000. Sales for the five-week period were flat on a percentage basis for both total and comparable stores.
    Sales for the 22 weeks ended July 2, 2005 were $2,952,304,000 compared to sales for the 22 weeks ended July 3, 2004 of $2,996,079,000. Total sales decreased 1% for the 22-week period. Sales in comparable stores decreased 2% for the 22-week period.
    During the five weeks ended July 2, 2005, sales were above the average Company trend in the Eastern region. Sales were slightly above trend in the Western region and slightly below trend in the Central region.
    During the five weeks ended July 2, 2005, sales of lingerie, accessories and shoes significantly exceeded the Company's average sales performance. Sales of furniture, decorative home merchandise, and women's and children's apparel were significantly below trend for the period.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965